Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this amendment to the Current Report on Form 8-K/A of Oragenics, Inc., with respect to our audits of the financial statements of Noachis Terra Inc. from the time of inception on March 9, 2020 through March 31, 2020. We consent to the incorporation by reference of our report, dated May 26, 2020, in the following Registration Statements:

(i)	Form S-8 Registration Statements (Nos. 333-110646, 333-150716, 333-163083, 333-177091, 333-184588, 333-223088, 333-225894 and 333-232301) of Oragenics, Inc. pertaining to the Oragenics, Inc. 2012 Equity Incentive Plan; and

(ii)	Registration Statements (Form S-1 Nos. 333-224498, 333-224950 and 333-226150) and (Form S-3 Nos. 333-183685, 333-190609, 333-213321, 333-230422 and 333-235763) and related Prospectus of Oragenics, Inc.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Clearwater, Florida
May 29, 2020